SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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LeapFrog Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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LEAPFROG ENTERPRISES, INC.

6401 Hollis Street, Suite 150

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Wednesday, June 1, 2005

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of LeapFrog Enterprises, Inc., a Delaware corporation. The meeting will be held on Wednesday, June 1, 2005 at 9:00 a.m. local time at our headquarters located at 6401 Hollis Street, Suite 150, Emeryville, California for the following purposes:

1.	To elect eight directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the selection by the Audit Committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog for our fiscal year ending December 31, 2005.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 11, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Peter M. O. Wong
Corporate Secretary

Emeryville, California

April 28, 2005

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

LEAPFROG ENTERPRISES, INC.

6401 Hollis Street, Suite 150,

Emeryville, California 94608

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the board of directors of LeapFrog Enterprises, Inc. is soliciting your proxy to vote at the 2005 annual meeting of stockholders. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about April 28, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 11, 2005 will be entitled to vote at the annual meeting. On this record date, there were 33,995,981 shares of Class A common stock and 27,614,263 shares of Class B common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 11, 2005 your shares of LeapFrog’s Class A common stock were registered directly with Continental Stock Transfer and Trust Company, our transfer agent for our Class A common stock, or your shares of LeapFrog’s Class B common stock were registered directly with LeapFrog, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 11, 2005 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

1.	The election of all eight of our directors; and

2.	Ratification of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog for our fiscal year ending December 31, 2005.

How do I vote?

You may either vote “For” all the nominees to the board of directors or you may “withhold” your vote for any nominee(s) you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from LeapFrog. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all eight nominees for director and “For” the ratification of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog for our fiscal year ending 2005. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy card with a later date.

2.	You may send a written notice that you are revoking your proxy to LeapFrog’s Corporate Secretary at 6401 Hollis Street, Suite 150, Emeryville, CA 94608.

3.	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Please remember, as mentioned above, if you are a beneficial owner of shares you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent who holds your shares in street name.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2005, to LeapFrog’s Corporate Secretary at 6401 Hollis Street, Suite 150, Emeryville, CA 94608. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so between February 1, 2006 and March 3, 2006. You are also advised to review LeapFrog’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	Proposal 1—Election of the Directors. The eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	Proposal 2—Ratification of the Selection By the Audit Committee of the Board of Directors of Ernst & Young LLP as the Independent Registered Public Accounting Firm of LeapFrog for Our Fiscal Year Ending December 31, 2005. This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy on the proposals. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting or by proxy there is represented the holders of outstanding shares of Class A and Class B common stock entitled to cast a majority of the votes that could be cast by all outstanding shares of Class A and Class B common stock voting together as a class. On the record date, there were 33,995,981 shares of Class A common stock outstanding and 27,614,263 shares of Class B common stock outstanding, all of which are entitled to vote and represent a total of 310,138,611 votes. Thus shares representing at least 155,069,306 votes must be represented at the meeting or by proxy to have a quorum.

Your votes will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes do I have?

On each matter to be voted upon, for holders of our Class A common stock, you have one vote for each share of Class A common stock you own as of April 11, 2005, and for holders of our Class B common stock, you have ten votes for each share of Class B common stock you own as of April 11, 2005.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Controlling Stockholder

As of April 11, 2005, Lawrence J. Ellison, through entities controlled by him, held a majority of the voting power of our outstanding stock. As a result, Mr. Ellison controls the election of all members of our board of directors and all other matters submitted to a vote of our stockholders. Mr. Ellison is Chief Executive Officer of Oracle Corporation.

Beneficial Ownership of Our Common Stock

The following table sets forth certain information regarding the ownership of LeapFrog’s common stock as of April 11, 2005 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all executive officers and directors of LeapFrog as a group; and (iv) all those known by LeapFrog to be beneficial owners of more than five percent of its common stock. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our common stock, as the case may be, and Schedules 13D and 13G filed with the Securities and Exchange Commission, or SEC. Except as otherwise noted below, the address for each person listed on the table is c/o LeapFrog Enterprises, Inc., 6401 Hollis Street, Suite 150, Emeryville, California 94608.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in our case is April 11, 2005. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and to the extent known, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial Ownership of Our Common Stock (continued)

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned(1)			Percentage of Combined Voting Power of All Classes of Stock(3)
	Class A	Class B	Total	Class A	Class B	Total(2)
Lawrence J. Ellison(4)(5)	—	16,752,061	16,752,061	—	60.7%	27.2%	54.0%
Michael R. Milken(4)(6)	1,601,789	9,531,848	11,133,637	4.7%	34.5%	18.1%	31.3%
Lowell J. Milken(4)(7)	458,931	6,090,077	6,549,008	1.3%	22.1%	10.6%	19.8%
Royce & Associates, LLC(8)	2,187,700	—	2,187,700	6.4%	—	3.6%	*
Ziff Asset Management, L.P.(9)	1,950,000	—	1,950,000	5.7%	—	3.2%	*
Snow Capital Management, L.P.(10)	1,934,450	—	1,934,450	5.7%	—	3.1%	*
Thomas J. Kalinske(11)	493,815	—	493,815	1.4%	—	*	*
Paul A. Rioux(12)	165,133	—	165,133	*	—	*	*
Jerome J. Perez(13)	173,333	—	173,333	*	—	*	*
Steven B. Fink(14)	68,931	16,492,927	16,561,858	*	59.7%	26.9%	53.2%
Timothy M. Bender(15)	50,430	—	50,430	*	—	*	*
Stanley E. Maron(16)	52,745	—	52,745	*	—	*	*
E. Stanton McKee(17)	17,083	—	17,083	*	—	*	*
Ralph R. Smith(18)	1,666	—	1,666	*	—	*	*
Caden Wang(19)	1,666	—	1,666	*	—	*	*
Michael C. Wood(20)	1,000	—	1,000	—	—	—	—
G. Frederick Forsyth(21)	102,500	—	102,500	*	—	*	*
All directors and executive officers as a group (17 persons)(22)	1,682,865	16,492,927	18,175,792	5.0%	59.7%	29.2%	53.6%

*	Less than one percent.

(1)	Based on 33,995,981 shares of Class A common stock and 27,614,263 shares of Class B common stock outstanding as of April 11, 2005.

(2)	These percentages reflect the ownership of our Class A common stock and our Class B common stock on an as-converted basis assuming the conversion of all Class B common stock to Class A common stock.

(3)	These percentages reflect the different voting rights of our Class A common stock and our Class B common stock. On all matters submitted to a vote of our stockholders, our Class A common stock entitles its holders to one vote per share and our Class B common stock entitles its holders to ten votes per share.

(4)	As of April 11, 2005, Krest LLC, formerly known as Knowledge Universe, LLC, a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance, held 309,134 shares of Class B common stock. Messrs. Ellison, M. Milken and L. Milken may each be deemed to control Krest LLC. As a result, Messrs. Ellison, M. Milken and L. Milken may each be deemed to have or share the power to direct the voting and disposition, and therefore to have beneficial ownership, of shares of our capital stock owned directly or indirectly by Krest LLC. As described in footnote 14, under an option granted by Krest LLC, 50,000 shares held by Krest LLC may be acquired by Mr. Fink within 60 days of April 11, 2005. Krest LLC shares voting and investment power with respect to these shares with Mr. Fink. The address for Krest LLC is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(5)	Includes:

•	16,442,927 shares of Class B common stock held indirectly by Mr. Ellison through Mollusk Holdings, LLC, which are also reported as beneficially owned by Mr. Fink and over which Mr. Ellison shares voting and investment power; and

•	309,134 shares of Class B common stock held indirectly by Mr. Ellison through Krest LLC, over which Mr. Ellison has shared voting and investment power with, among others, Messrs. M. Milken and L. Milken.

The address for Mollusk Holdings, LLC is c/o Philip B. Simon, 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596.

(6)	Includes:

•	5,034,441 shares of Class B common stock and 1,601,789 shares of Class A common stock held directly by Mr. M. Milken;

•	4,176,694 shares of Class B common stock held indirectly by Mr. M. Milken through ET Holdings, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power;

•	309,134 shares of Class B common stock held indirectly by Mr. M. Milken through Krest LLC, over which Mr. M. Milken has shared voting and investment power with, among others, Messrs. L. Milken and Ellison; and

•	11,579 shares of Class B common stock held indirectly by Mr. M. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power.

The address for Mr. M. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(7)	Includes:

•	1,592,670 shares of Class B common stock and 416,845 shares of Class A common stock held directly by Mr. L. Milken;

•	42,086 shares of Class A common stock held in a trust of which Mr. L. Milken is a trustee;

•	4,176,694 shares of Class B common stock held indirectly by Mr. L. Milken through ET Holdings, LLC which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power;

•	309,134 shares of Class B common stock held indirectly by Mr. L. Milken through Krest LLC, over which Mr. L. Milken has shared voting and investment power with, among others, Messrs. M. Milken and Ellison; and

•	11,579 shares of Class B common stock held indirectly by Mr. L. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power.

The address for Mr. L. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(8)	Based solely on information provided in a Schedule 13G filed on January 31, 2005 by Royce & Associates, LLC, or Royce. Royce has sole voting and dispositive power over 2,187,700 shares. The address for Royce is 1414 Avenue of the Americas, New York, New York 10019.

(9)	Based solely on information provided in a Schedule 13G filed on February 16, 2005 by Ziff Asset Management, L.P. Philip B. Korsant shares voting and dispositive power over the shares of common stock that he beneficially owns with Ziff Asset Management, L.P., the owner of record of the shares. PBK Holdings, Inc. also shares voting and dispositive power over the shares it beneficially owns with Ziff Asset Management, L.P. The address for each of Philip B. Korsant, PBK Holdings, Inc. and Ziff Asset Management, L.P. is 283 Greenwich Avenue, Greenwich, Connecticut 06830.

(10)	Based solely on information provided in a Schedule 13G filed on February 14, 2005 by Snow Capital Management, L.P., or Snow Capital. Snow Capital has sole voting and dispositive power over 1,934,450 shares. The address for Snow Capital is 2100 Corporate Drive, Suite 300, Pittsburgh, Pennsylvania 15237.

(11)	Includes 152,639 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 11, 2005.

(12)	Includes:

•	152,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 11, 2005; and

•	500 shares of Class A common stock held by his daughter.

(13)	Includes:

•	40,000 shares of Class A common stock issued as a stock bonus award to Mr. Perez in 2004, provided that LeapFrog has the right to repurchase these shares until Mr. Perez’s ownership vests in three equal annual installments, beginning on the first anniversary of the date the stock bonus award was granted to Mr. Perez by the Compensation Committee of our board of directors; and

•	133,333 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 11, 2005.

(14)	Includes:

•	68,931 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 11, 2005; and

•	16,442,927 shares of Class B common stock presently held by Mollusk Holdings, LLC. Mr. Fink is the Chief Executive Officer of Lawrence Investments, LLC, which is one of the two managing members of Mollusk Holdings, LLC. These shares are also reported as beneficially owned by Mr. Ellison. Mr. Fink disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

•	50,000 shares of Class B common stock presently held by Krest LLC which may be acquired within 60 days of April 11, 2005 by Mr. Fink upon the exercise of a call option that Krest LLC has granted to Mr. Fink. Mr. Fink shares voting and investment power with respect to these shares with Krest LLC.

The address for Mr. Fink is 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(15)	Includes 48,249 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 11, 2005.

(16)	Includes 43,776 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 11, 2005. The address for Mr. Maron is 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(17)	Includes 17,083 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 11, 2005.

(18)	Includes 1,666 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 11, 2005. The address for Mr. Smith is c/o The Annie E. Casey Foundation, 701 St. Paul Street, Baltimore, Maryland 21202.

(19)	Includes 1,666 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 11, 2005.

(20)	Mr. Wood resigned as our Chief Executive Officer and became our Chief Vision and Creative Officer in February 2004. In September 2004, Mr. Wood resigned as our Chief Vision and Creative Officer. Any vested and unexercised options held by Mr. Wood were cancelled in December 2004. The address for Mr. Wood is c/o Sangamo Biosciences, Point Richmond Tech Center II, 501 Canal Blvd., Suite A100, Richmond, California 94804.

(21)	Mr. Forsyth resigned as our Chief Operating Officer in February 2005. Includes 102,500 shares of Class A common stock issuable upon the exercise of options that must be exercised by May 28, 2005 or the options will be cancelled pursuant to the terms set forth in LeapFrog’s 2002 Equity Incentive Plan under which the options were granted.

(22)	See footnotes 11 through 19 above, as applicable. Messrs. Wood and Forsyth are not included as executive officers as neither of them was serving as an executive officer of LeapFrog as of April 11, 2005, the date of the information in the table. Includes an additional 364,528 shares of Class A common stock held by our executive officers who are not named executive officers, provided that LeapFrog has the right to repurchase 100,000 of these shares until the shares vest in three equal annual installments. Also includes 370,772 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after April 11, 2005 held by executive officers who are not named in the Summary Compensation Table below.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation, the number of LeapFrog directors has been fixed at 11 by a resolution of our board of directors. There are eight nominees for director at this annual meeting. Our board is in the process of determining whether to reduce the number of directors on our board of directors to a number less than 11 and is currently seeking suitable nominees to fill at least some of the vacancies. Stockholders cannot vote or submit proxies for a greater number of persons than the eight nominees named in this Proposal One. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal. Each nominee listed below is currently a director of LeapFrog. Each of these directors was elected by the stockholders, except for Messrs. Wang and Smith, who were appointed by our board of directors to fill vacancies created by the resignation of two of our former board members in March 2005. A third party search firm engaged by us to identify and evaluate director candidates identified Mr. Wang as a possible candidate for our board, and our Chairman of the board identified Mr. Smith as a possible candidate for our board. Our Chairman of the board, who is also the Chairman of the Nominating and Corporate Governance Committee of our board of directors, reviewed and evaluated, using the guidelines adopted by our board, Messrs. Wang and Smith as candidates to serve as directors on our board. Our Chairman, in his capacity as Chairman of the Nominating and Corporate Governance Committee, recommended to our board that Messrs. Wang and Smith be appointed to our board of directors.

It is LeapFrog’s policy to encourage nominees for directors to attend the annual meeting. Five directors attended the 2004 annual meeting of stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by LeapFrog’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following table sets forth information as of April 11, 2005 with respect to the nominees for election to our board of directors:

Nominees

Name	Age	Position/Office Held With LeapFrog
Steven B. Fink	54	Chairman of the board
Paul A. Rioux	59	Vice Chairman of the board and Advisor to Chief Executive Officer
Thomas J. Kalinske	60	Chief Executive Officer and Director
Jerome J. Perez	47	President and Director
Stanley E. Maron	57	Director
E. Stanton McKee, Jr.	60	Director
Ralph R. Smith	57	Director
Caden Wang	52	Director

Steven B. Fink was elected to our board of directors in March 1999 and was appointed as Chairman of our board in February 2004. Mr. Fink has been the Chief Executive Officer of Lawrence Investments, LLC, a technology and biotechnology private equity investment firm that is controlled by Lawrence J. Ellison, since May 2000. Mr. Fink also serves as a Vice Chairman of Knowledge Universe (now renamed Krest LLC), a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance, a position he has held since 1996.

From 1981 to 1986, Mr. Fink served as Chief Executive Officer and Chairman of the board of directors of Anthony Manufacturing Company, a specialty glass and conductive coatings manufacturer. He currently serves as Vice Chairman of Heron International, a European real estate development company, and as non-executive Chairman of the board of Spring Group plc, an information technology services company in the United Kingdom, and is a director of Nextera Enterprises, a former provider of economic consulting services that has sold its operating businesses, Nobel Learning Communities, Inc., a non-sectarian, for-profit provider of education and educational services for the pre-elementary through 12th grade market, and C-COR Incorporated, a provider of operations support software and technical services. Mr. Fink also serves on the boards of directors of privately held companies. Mr. Fink has a B.S. from the University of California, Los Angeles and a J.D. and an L.L.M. from New York University. Mr. Fink has served as the Chairman of our Nominating and Corporate Governance Committee since April 2004 and as a member of our Compensation Committee since April 2005.

Paul A. Rioux was elected to our board of directors in January 2001, has served as our Co-Vice Chairman since January 2001 and our Vice Chairman since September 2004. Mr. Rioux is serving as an advisor to our Chief Executive Officer from April 2005 through June 2005 and served as our acting Chief Operating Officer from October 2002 to August 2003. From January 2001 to October 2002, Mr. Rioux implemented our planning, manufacturing and operating strategy. Mr. Rioux worked as an independent consultant from June 1999 to December 2000, and worked almost exclusively for us in that capacity from August 2000 to December 2000. Prior to joining us, Mr. Rioux also served as President of Universal Studios New Media Group, the technology, Internet and video games business unit of Universal Studios, from May 1996 to May 1999. Prior to that, he worked at Sega of America from 1989 to 1996, most recently as an Executive Vice President. Mr. Rioux also served as Chief Operating Officer of Wonderline Toys, Inc. from 1986 to 1988 and worked at Mattel, Inc.’s Toys and Electronics divisions from 1973 to 1985, with his last position being that of Senior Vice President. Mr. Rioux has a B.S. and an M.S. from the California State University at Northridge.

Thomas J. Kalinske has served as our Chief Executive Officer since February 2004 and previously served in that capacity from September 1997 to March 2002. He has served on our board of directors since September 1997 and was the Chairman of our board of directors from September 1997 to February 2004. From 1996 to February 2004, Mr. Kalinske served as the President of Knowledge Universe (now renamed Krest LLC), a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance. From 1990 to 1996, he served as President and Chief Executive Officer of Sega of America. Prior to that, he was President and Chief Executive Officer of the Universal Matchbox Group from 1987 to 1990. Prior to that, he served as President and Co-Chief Executive Officer of Mattel, Inc. Mr. Kalinske has served as Chairman of the Toy Manufacturers Association of America, and in 1997, he was inducted into the Toy Industry Hall of Fame. He is a board member of the Milken Family Foundation and is the non-executive Deputy Chairman of the board of Spring Group plc, an information technology services company in the United Kingdom. Mr. Kalinske is the Vice President of the board of trustees of the Keys School, an independent kindergarten through 8th grade school, and a past board member of the National Education Association Foundation for the Improvement of Education and of the RAND Education Board. He earned a B.S. from the University of Wisconsin and an M.B.A. from the University of Arizona.

Jerome J. Perez has served as our President and on our board of directors since February 2004. From July 2003 to February 2004, he was President of Geronimo Consulting LLC, a marketing and consumer product development consulting firm that provided us consulting services. From November 1991 to July 2003, Mr. Perez served in various capacities at Fisher-Price, Inc., a subsidiary of Mattel, Inc. that focuses on infant and preschool toys, most recently as Executive Vice President of Marketing and Design. Prior to that, he served as Vice President of Marketing at Kenner Products, a division of Hasbro, Inc., from 1985 to 1991. From 1981 to 1985, Mr. Perez served in various marketing positions at the Quaker Oats Company. He has a B.A. from the University of Notre Dame and an M.B.A from the University of Michigan.

Stanley E. Maron was elected to our board of directors in September 1997. Since 1994, he has served as a senior partner in the law firm of Maron & Sandler, a Professional Corporation, which he co-founded. He specializes in corporate and tax law. Prior to forming Maron & Sandler, he was a senior partner in the Los Angeles law firm of Buchalter, Nemer, Fields & Younger, serving the firm from 1975 to 1994. Mr. Maron currently serves as a director of Nextera Enterprises, Inc., a former provider of economic consulting services that has sold its operating businesses, and also serves as an officer and director of privately held companies affiliated with Krest LLC. Mr. Maron received a B.A. from the University of California, Berkeley and a J.D. from the University of California, Los Angeles.

E. Stanton McKee, Jr. was appointed to our board of directors in November 2003. Until retiring in 2002, Mr. McKee was the Executive Vice President and Chief Financial and Administrative Officer of Electronic Arts Inc., the world’s largest developer and publisher of interactive entertainment. Mr. McKee joined Electronic Arts Inc. in 1989 and served as Chief Financial and Administrative Officer for over 13 years. Mr. McKee holds B.A and M.B.A. degrees from Stanford University. Mr. McKee has served as the Chairman of our Audit Committee since November 2003.

Ralph R. Smith was appointed to our board of directors in April 2005. He currently serves as Senior Vice President of The Annie E. Casey Foundation, a private philanthropy dedicated to helping build better futures for disadvantaged children in the United States. Since 2004, Mr. Smith has served on the board of directors of Nobel Learning Communities, Inc., a non-sectarian, for-profit provider of education and educational services for the pre-elementary through 12th grade market, and serves as a member of their Nominating and Corporate Governance Committee. He is also a member of the board of directors of Venture Philanthropy Partners, a non-profit philanthropic investment organization serving the National Capital Region, and a member of the board of directors of the Center for Responsible Lending, a non-profit research and policy organization protecting home ownership and family wealth. From 1975 to 1997, Mr. Smith was a member of the faculty of the Law School of the University of Pennsylvania, teaching corporate law, securities regulations, and education law and policy. Mr. Smith also has held a number of senior leadership positions for the School District of Philadelphia, including chief of staff and special counsel. Mr. Smith received his undergraduate degree from Loyola University of Los Angeles, a J.D. from the University of California, Berkeley and served as a Teaching Fellow and L.L.M./S.J.D. candidate at Harvard University. Mr. Smith has served on our Audit Committee and Nominating and Corporate Governance Committee since April 2005.

Caden Wang was appointed to our board of directors in April 2005. Since June 2003, he has been affiliated with Jackson Hole Group, a consulting company. Since October 2003, Mr. Wang has served on the board of directors of bebe Stores, Inc., a publicly held company that designs, develops and produces women’s apparel and accessories, and is the chairman of their Audit Committee and a member of their Compensation and Management Development Committee and Nominating and Corporate Governance Committee. From June 1999 to December 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Selective Retailing Group, which included various international retail holdings such as DFS, Sephora and Miami Cruiseline Services. He also served as the Chief Financial Officer for DFS, Gump’s and Cost Plus. Mr. Wang is a Certified Public Accountant. He holds B.A. and M.B.A. degrees from the University of California, Los Angeles. Mr. Wang has served as the Chairman of our Compensation Committee since April 2005 and as a member of our Audit Committee since April 2005.

The Board of Directors Recommends

a Vote in Favor of Each Named Nominee.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the New York Stock Exchange, or NYSE, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. In addition, our board of directors has adopted categorical standards of independence to assist the board in its determination of director independence. The categorical standards are attached as Appendix B to this Proxy Statement.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members and LeapFrog, our senior management and our independent registered public accounting firm, our board of directors affirmatively has determined that all of LeapFrog’s directors are independent directors within the meaning of the applicable NYSE listing standards, except for Mr. Kalinske, our Chief Executive Officer, Mr. Perez, our President, and Mr. Rioux, who was our acting Chief Operating Officer from October 2002 to August 2003 and is currently an advisor to Mr. Kalinske. Our board of directors has also affirmatively determined that, pursuant to the categorical standards adopted by our board, none of the independent directors has a material relationship with LeapFrog.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

In April 2004, the board of directors documented the governance practices followed by LeapFrog by adopting Corporate Governance Guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the board to, among other things, reflect changes to the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the board, are posted on the investor relations section of our website at www.leapfroginvestor.com. In addition, stockholders may obtain a print copy of our Corporate Governance Guidelines by writing to our Corporate Secretary at 6401 Hollis Street, Suite 150, Emeryville, California 94608. In April 2004, the board of directors formed a Nominating and Corporate Governance Committee to assist the board in implementing and enforcing the Corporate Governance Guidelines.

As required under NYSE listing standards, in fiscal 2004 our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Steven B. Fink, the Chairman of our board of directors, presided over each of these executive sessions. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of LeapFrog’s Corporate Secretary at 6401 Hollis Street, Suite 150, Emeryville, California 94608. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chair of the Audit, Compensation or Nominating and Corporate Governance Committee.

In 2004 our board had three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for each of the board committees existing in 2004:

Member of our board of directors in the fiscal year 2004	Audit	Compensation	Nominating and Corporate Governance
Thomas J. Kalinske
Paul A. Rioux
Michael C. Wood
E. Stanton McKee, Jr.	X*
Jeffrey Berg	X(1)(2)	X(1)(2)	X(1)(2)
Steven B. Fink			X*
Stanley E. Maron
Barry Munitz		X*(2)
Stewart A. Resnick	X(1)(2)	X(2)

Total meetings in fiscal year 2004	11	6	0

*	Committee Chairman

(1)	Mr. Berg resigned from our board in February 2005 and Messrs. Resnick and Munitz resigned from our board in March 2005.

(2)	Messrs. Caden Wang and Ralph R. Smith, who joined our board in April 2005, will serve as members of our Audit Committee. In addition, Mr. Wang will serve as Chairman of our Compensation Committee and Mr. Smith will serve as a member of our Nominating and Corporate Governance Committee. As of April 2005, our Chairman, Mr. Fink, became a member of our Compensation Committee.

Below is a description of each committee of the board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to LeapFrog.

AUDIT COMMITTEE

The Audit Committee of our board of directors oversees LeapFrog’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. Among other things, the Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on LeapFrog’s engagement team as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;

•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviews the financial statements to be included in LeapFrog’s annual report on Form 10-K and quarterly reports on Form 10-Q, financial press releases and other financial disclosures; and

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of LeapFrog’s quarterly financial statements.

In 2004, our Audit Committee was comprised of three directors: Messrs. McKee, Berg and Resnick. It met 11 times during our 2004 fiscal year. As of February 2005, our Audit Committee was comprised of two directors: Messrs. McKee and Resnick, and as of April 2005, our Audit Committee was comprised of three directors: Messrs. McKee, Smith and Wang. The board has determined that all members of LeapFrog’s Audit Committee are independent (as independence is defined in Section 303A.02 of the NYSE listing standards). The Audit Committee has adopted a written Audit Committee Charter that is attached to this proxy statement as Appendix A and is also posted on our website at www.leapfroginvestor.com.

Our board of directors has determined that Mr. McKee, the chairman of our Audit Committee, qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The board made a qualitative assessment of Mr. McKee’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for a public reporting company.

COMPENSATION COMMITTEE

The Compensation Committee reviews and approves the overall compensation strategy and policies for LeapFrog. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of LeapFrog’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of LeapFrog’s Chief Executive Officer; recommends to the board for approval the compensation and other terms of employment of the other executive officers; and administers LeapFrog’s stock option and purchase plans, stock bonus plans and other similar programs. LeapFrog also has a Non-Officer Stock Option Committee, currently made up of LeapFrog’s Chief Executive Officer and President, that may award stock options to employees below the Vice President level provided that this committee is not authorized to grant an option for greater than 10,000 shares of our common stock and the board determines the maximum number of total options that the committee may grant in any given year. The board has determined that all members of LeapFrog’s Compensation Committee are independent (as independence is defined in Section 303A.02 of the NYSE listing standards). In 2004, three directors comprised the Compensation Committee: Dr. Munitz and Messrs. Berg and Resnick. The Compensation Committee met six times during our 2004 fiscal year. As of February 2005, two directors comprised the Compensation Committee: Dr. Munitz and Mr. Resnick. As of April 2005, Messrs. Wang and Fink are the two directors who comprise the Compensation Committee. LeapFrog’s Nominating and Corporate Governance Committee is seeking new directors to join our board, one of whom may be appointed to the Compensation Committee to serve with Messrs. Wang and Fink. The Compensation Committee has adopted a written Compensation Committee Charter that is posted on our website at www.leapfroginvestor.com.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee, or Governance Committee, of the board of directors is responsible for identifying, reviewing and evaluating candidates to serve as directors on our board (consistent with criteria approved by the board), reviewing and evaluating incumbent directors, recommending to the board for selection candidates for election to the board of directors, making recommendations to the board regarding the membership of the committees of the board, assessing the performance of management and the board, and developing a set of corporate governance principles for LeapFrog. Our Governance Committee charter is posted on our website at www.leapfroginvestor.com. In 2004, our Governance Committee was comprised of two directors: Messrs. Fink and Berg. As of February 2005, it was comprised of one director, our Chairman, Mr. Fink, and as of April 2005, our Governance Committee was comprised of two directors: Messrs. Fink and Smith. All members of the Governance Committee are independent (as independence is defined in Section 303A.02 of the NYSE listing standards).

The Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of LeapFrog, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board, the operating requirements of LeapFrog and the long-term interests of stockholders. In conducting this assessment, the Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board and LeapFrog, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service to LeapFrog during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Governance Committee also determines whether the nominee must be independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. In 2004, our board engaged a third party to assist us in the process of identifying and evaluating director candidates. This third party search firm identified Caden Wang as a potential candidate for our board of directors. To date, LeapFrog has not received a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Governance Committee will consider director candidates recommended by stockholders. The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Governance Committee to become nominees for election to the board may do so by delivering a written recommendation to the Governance Committee at the following address: Chairman of the Governance Committee c/o Corporate Secretary of LeapFrog at 6401 Hollis Street, Suite 150, Emeryville, California 94608, at least 120 days prior to the anniversary date of the mailing of the our proxy statement for the last annual meeting of stockholders, which for our 2006 annual meeting of stockholders is a deadline of December 29, 2005. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

MEETINGS OF THE BOARD OF DIRECTORS

During the fiscal year ended December 31, 2004, the board of directors held five meetings and acted by unanimous written consent one time. Each incumbent director attended at least 75% of the aggregate of the meetings of the board, and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

LeapFrog’s board has adopted a formal process by which stockholders may communicate with the board or any of its directors. Stockholders who wish to communicate with the board may do so by sending written communications addressed to the Corporate Secretary of LeapFrog at 6401 Hollis Street, Suite 150, Emeryville, California 94608. All communications will be compiled by our Corporate Secretary and submitted to the board or the individual directors on a periodic basis. These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the board. The purpose of this screening is to allow the board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the independent directors of the board. All communications directed to the Audit Committee in accordance with the procedures set forth in this paragraph that relate to questionable accounting or auditing matters involving LeapFrog will be promptly and directly forwarded to the Audit Committee. A summary of these communication procedures is posted on our website at www.leapfroginvestor.com.

CODE OF ETHICS AND CORPORATE GOVERNANCE GUIDELINES

We have adopted the LeapFrog Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available on the investor relations section of our website at www.leapfroginvestor.com. Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines by writing to our Corporate Secretary at 6401 Hollis Street, Suite 150, Emeryville, California 94608. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the investor relations section of our website at www.leapfroginvestor.com.

COMPENSATION OF DIRECTORS

Each non-employee director of LeapFrog receives a meeting fee of $1,500 for each board of directors and committee meeting attended, provided that if there is a board meeting and a committee meeting on the same day, only one meeting fee is paid for both meetings. In addition to this meeting fee, in April 2004, the Compensation Committee of our board of directors approved the payment of the following annual retainers to our non-employee directors beginning in July 2004:

•	Each non-employee director will receive an annual retainer of $30,000, provided that a non-employee director who holds the position of Chairman of our board, will receive an annual retainer of $60,000 in lieu of an annual retainer of $30,000.

•	Each non-employee director who serves as a member of our Audit Committee of our board of directors will receive an annual retainer of $5,000, provided that the Chairman of our Audit Committee will receive an annual retainer of $10,000 in lieu of an annual retainer of $5,000.

•	Each non-employee director who serves as the Chairman of our Compensation Committee, Nominating and Corporate Governance Committee, and any other committee created by our board of directors will receive an annual retainer of $5,000.

In the fiscal year ended December 31, 2004, the total compensation paid to non-employee directors was $255,000. The members of the board of directors are also eligible for reimbursement for their expenses incurred in attending board meetings.

Each non-employee director of LeapFrog also receives stock option grants under the 2002 Non-Employee Directors’ Stock Option Plan, or Director Plan. Only non-employee directors of LeapFrog are eligible to receive options under the Director Plan. Options granted under the Director Plan are intended by LeapFrog not to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Director Plan are non-discretionary. Upon election to LeapFrog’s board of directors, a non-employee director is granted an initial option to purchase 30,000 shares of LeapFrog’s Class A common stock. On July 1 of each year (or the next business day if that date is a legal holiday), each member of

LeapFrog’s board of directors who is not an employee of LeapFrog is automatically granted an option to purchase 15,000 shares of LeapFrog’s Class A common stock under the Director Plan, provided that a non-employee director who holds the position of Chairman of our board of directors at the time of the annual grant will receive an annual grant of 25,000 shares in lieu of an annual grant of 15,000 shares. No other options may be granted at any time under the Director Plan. The exercise price of options granted under the Director Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. Options granted under the Director Plan vest in equal monthly installments over a three year period in accordance with its terms. The term of options granted under the Director Plan is ten years. In the event of a merger of LeapFrog with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving LeapFrog, the vesting of each option will accelerate and become fully vested and immediately exercisable, if, as of the completion of the change-in-control transaction or within 12 months of such transaction, the non-employee director’s service terminates; provided that such acceleration will not occur if the termination was a result of the non-employee director’s resignation (other than any resignation contemplated by the terms of the change-in-control transaction or required by LeapFrog or the acquiring entity pursuant to the change-in-control).

During the fiscal year ended December 31, 2004, our non-employee directors received the following compensation for their service on our board of directors:

Non-Employee Director	2004 Annual Cash Retainer for Service on the Board	2004 Annual Cash Retainer for Service as the Chairman of a Committee or member of the Audit Committee	2004 Board Meeting Fees	2004 Equity Grants
Steven B. Fink	$45,000	$3,750	$7,500	25,000 shares
Jeffrey Berg	$22,500	$3,750	$13,500	15,000 shares
E. Stanton McKee	$22,500	$7,500	$18,000	15,000 shares
Stanley E. Maron	$22,500	—	$7,500	15,000 shares
Barry Munitz	$22,500	$3,750	$10,500	15,000 shares
Stewart A. Resnick	$22,500	$3,750	$18,000	15,000 shares

Total Compensation	$157,500	$22,500	$75,000	100,000 shares

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, in 2004 our Compensation Committee was composed of Dr. Munitz and Messrs. Berg and Resnick. During the fiscal year ended December 31, 2004, none of these directors was an officer or employee of LeapFrog or any of our subsidiaries, nor are any of these directors former officers of LeapFrog or any of our subsidiaries.

None of our other executive officers or directors serve as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires LeapFrog’s directors and executive officers, and persons who own more than ten percent of a registered class of LeapFrog’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of LeapFrog. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To LeapFrog’s knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with except that: (a) two reports, covering the transfer of 11,580 shares of our Class B common stock from one Class B stockholder to another were filed late by Hampstead Associates, LLC, the transferor, and Mr. Steven Fink, an affiliate of Mollusk Holdings, LLC, the transferee; (b) one report covering one transaction was filed late by Mr. L. James Marggraff; (c) one report covering three transactions and a Form 5 reporting a transfer of shares to a charitable trust were filed late by Mr. Timothy Bender; (d) two reports, covering an aggregate of two transactions were filed late by Mr. Robert Lally; (e) a Form 3 was not timely filed for each of Ms. Dawn Albery, our Vice President, Controller and Principal Accounting Officer, and Ms. Jessie Woolley-Wilson, the President of our SchoolHouse Division; and (f) one report covering one transaction was filed late by Mr. Thomas Kalinske and on one report that was timely filed by Mr. Kalinske, an incorrect number of shares owned was reported due to a typographical error. This error was corrected by filing an amendment to the previously filed report.

REPORT OF THE AUDIT COMMITTEE(1)

The Audit Committee of the board of directors is responsible for providing independent, objective oversight of LeapFrog’s accounting functions and internal controls. The Audit Committee acts under a written charter first adopted and approved by the board of directors in May 2002, and amended and restated in October 2002 to include the expanded duties and responsibilities required of the Audit Committee pursuant to the NYSE listing standards.

The Audit Committee consists of three directors, each of whom are independent directors in accordance with the rules and regulations of the NYSE.

The responsibilities of the Audit Committee include recommending to the board an accounting firm to be engaged as LeapFrog’s independent registered public accounting firm and pre-approving any non-audit services provided by LeapFrog’s independent registered public accounting firm. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with LeapFrog management, LeapFrog internal audit personnel and the independent registered public accounting firm regarding the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of LeapFrog’s consolidated financial statements;

•	LeapFrog’s financial disclosure documents, including all financial statements, and reports filed with the SEC or sent to stockholders;

•	changes in LeapFrog’s accounting practices, principles, controls or methodologies, or in LeapFrog’s financial statements;

•	significant developments in accounting rules;

•	the adequacy of LeapFrog’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at LeapFrog that promotes ethical behavior.

Monitoring of Integrity of Financial Statements

The Audit Committee is responsible for recommending to the board of directors that LeapFrog’s financial statements be included in LeapFrog’s quarterly and annual reports. In fulfilling this responsibility, prior to the release of each of the company’s quarterly and annual financial results for 2004, the Audit Committee reviewed the financial statements and met to discuss the financial statements with management and Ernst & Young LLP, the company’s independent registered public accounting firm. At each of those meetings, management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with management the significant accounting policies utilized by the company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. At each of these meetings to review the quarterly and annual financial results for 2004, the Audit Committee met separately with the independent registered public accounting firm to review the results of its examination and the overall quality of the company’s financial and accounting reporting. In relation to the audited consolidated financial statements for 2004, the Audit Committee reviewed and discussed with Ernst & Young LLP the matters

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 Act (the “1934 Act”), whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

required to be discussed by Statement on Auditing Standards No. 61, “Codification of Statements on Auditing Standards, United States Auditing Standards Section 380,” as amended by Statement on Auditing Standards No. 90 “Audit Committee Communications,” which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

Based on the discussions with management and Ernst & Young LLP concerning the audit, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee’s independence review, as described below, and the review of such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors that the financial statements be included in LeapFrog’s 2004 annual report on Form 10-K filed with the SEC.

Oversight of Independent Registered Public Accounting Firm

The Audit Committee appoints the independent registered public accounting firm and reviews their performance and independence from management. Ernst & Young LLP provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and Ernst & Young LLP reported that it is independent under applicable standards in connection with its audit opinion for the company’s 2004 financial statements. The Audit Committee has discussed with Ernst & Young LLP its independence from the company.

As set forth in its charter, the Audit Committee must pre-approve all audit and non-audit services performed by the independent registered public accounting firm, provided that, as allowed under its charter, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to grant such pre-approvals, provided that all approvals made by the Chairman are presented to the full Audit Committee for its ratification at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by Ernst & Young LLP, the Audit Committee takes into consideration the fees to be paid for such services and whether the fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by Ernst & Young LLP, the Audit Committee considers whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function, and under no circumstances will the non-audit services include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act. The fees paid to the independent registered public accounting firm for services performed for fiscal year 2004 are disclosed in this report under the caption “Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm—Independent Registered Public Accounting Firm Fee Information.”

Oversight of Assessment of Internal Control Over Financial Reporting

During 2004, management documented, tested and evaluated the company’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the company’s progress by management and the independent registered public accounting firm at each regularly scheduled committee meeting as well as at specially-scheduled meetings. At the conclusion of the assessments, management and Ernst & Young LLP each provided the Audit Committee with its respective report on the effectiveness of the company’s internal control over financial reporting. The committee reviewed management’s assessment and the independent registered public accounting firm’s opinion on the effectiveness of internal control over financial reporting that were included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2004. Management has presented to the Audit Committee its plan to remediate the material weaknesses identified in the assessment of internal control over financial reporting as well as significant deficiencies identified to the Audit Committee as part of the assessment. The Audit Committee will receive regular updates from management regarding the remediation efforts.

Audit Committee:

E. Stanton McKee (Chairman)

Ralph R. Smith

Caden Wang

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION(2)

The Compensation Committee of the board of directors is responsible for setting and administering the policies that govern executive compensation. In addition, the Compensation Committee approves and administers LeapFrog’s company-wide equity and bonus plans. The Compensation Committee is composed exclusively of non-employee, independent directors.

Overview

The Compensation Committee sets the salaries of the executive officers, establishes the annual executive and employee bonus plans and ongoing equity grant program, approves specific company-wide and individual executive performance objectives and executive bonus payments, and makes equity award grants. The Compensation Committee ensures competitive alignment of executive compensation packages to enable LeapFrog to attract and retain high quality executive officers and other key employees, reward them for LeapFrog’s success and motivate them to enhance long-term stockholder value. Key elements of the philosophy are:

•	LeapFrog provides a balanced mix of cash and equity-based compensation that we believe is suitable to motivate executives to achieve company goals and align their short- and long-term interests with those of the shareholders.

•	LeapFrog pays base salaries that are competitive with levels in effect at companies with which the company competes for talent.

•	LeapFrog provides annual bonus opportunities sufficient to motivate executives and employees to achieve specific operating results and to generate rewards that maintain total compensation at competitive levels.

•	LeapFrog provides sufficient equity-based incentives for executives and other key employees to ensure they are motivated over the long-term to respond to the company’s business opportunities and challenges as owners and not just as employees.

•	LeapFrog generally targets the key elements of executive compensation (base salary, annual bonus opportunity and equity) to deliver compensation of each executive and all executives as a group at approximately the 50th percentile of the market.

Elements of Executive Compensation

Base Salary.    The Compensation Committee reviews and determines the base salaries of the executives, including the Chief Executive Officer, on an annual basis. Compensation decisions made by the Compensation Committee regarding the Chief Executive Officer also require approval by the entire board. The Compensation Committee considers individual and company performance, future potential, scope of responsibilities and experience, and competitive salary practices. In examining internal salary levels, we compare them to current year compensation data from the Radford Executive Survey, Mellon High-Tech Executive Total Direct Compensation Survey and Mellon High-Tech Equity Practices Survey. The Compensation Committee also compares executive salaries to that of a group of 14 companies we have identified as the peer group. The peer group includes toy, education, and fast-growth/high-technology companies that LeapFrog competes with for executive talent. In Spring 2004, the competitive analysis indicated that the salaries we pay our executives were generally at or near the median competitive salary level among the broad survey group, and below median among the specific peer companies. The Compensation Committee uses the services of an independent consultant to conduct its periodic review of the effectiveness and competitiveness of LeapFrog’s executive pay.

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Performance-Based Annual Bonus Awards.    Annual performance bonuses are intended to motivate executives to achieve LeapFrog’s short-term goals, and are directly tied to meeting one or more pre-established company financial goals. Bonus award payments are made from a pool that is funded based upon the degree of success in meeting the goals. If those goals are met and the pool is funded, the individual performance of each executive and of his or her area of responsibility or business unit is considered in determining bonus payments. For calendar year 2004, the Compensation Committee set a net income before bonuses target.

Bonus award payments for 2004 were to be made from a pool that was funded based upon LeapFrog’s performance levels, ranging from 86.6% at threshold to 120% at maximum of the performance target pre-established by the Compensation Committee. Results below 86.6% of target triggers no funding; at 86.6% of target triggers 45% of the target bonus funding; at 100% of target triggers 100% funding; and at 120% of target triggers 167% funding. If results are between levels, pool funding increases proportionally between the threshold, target and maximum funding levels.

If the bonus pool funds, the Compensation Committee does not use a fixed formula in determining bonus award payments, but uses its discretion and recommendations from the Chief Executive Officer (for awards other than his own) to determine individual award amounts.

In calendar year 2004, LeapFrog did not achieve its threshold bonus goal, and no pool was generated. The Chief Executive Officer evaluated each participant and recommended to the board of directors that no 2004 bonus payments be made to executives. Mr. Rioux was paid a guaranteed bonus of $47,250 pursuant to the terms of his employment agreement. Messrs. Kalinske and Perez waived their right to their 2004 guaranteed bonuses of $67,500 and $280,000, respectively. Instead, the Chief Executive Officer recommended to the board of directors that their waived guaranteed bonuses plus an additional amount of $202,500 be approved to fund a pool of $550,000 from which the executives could issue 2004 Exceptional Worker Awards to a small group of LeapFrog employees who had outstanding performance in 2004. The board of directors approved the plan and the Chief Executive Officer and President approved payments totaling $495,900 to be paid to approximately 80 employees, including two executive officers.

Equity Incentive Awards.    Prior to 2004, the equity component of LeapFrog’s compensation program consisted solely of stock options. In calendar year 2004, we reviewed and redesigned the equity program to include grants of performance-based stock awards and time-vested restricted stock awards, in addition to stock options. We believe (1) granting performance shares directly ties LeapFrog’s executives to achieving pre-established short- and long-term business goals, (2) the limited use of time-based restricted shares at the executive level assists us in attracting and retaining top talent, and (3) stock options should be part of a balanced equity package to continue to align our executives’ interests with those of the stockholders.

The Compensation Committee believes that providing sufficient equity-based incentives for executives ensures they are motivated over the long-term to respond to the company’s business challenges and opportunities as owners and not just as employees.

Stock Options.    Option grants made to executives from the 2002 Equity Incentive Plan typically have a four-year vesting period and are made at 100% of the fair market value at close of the market on the business day immediately preceding the date of grant. Executives receive value from these grants only if LeapFrog’s Class A common stock appreciates over the long-term. Prior to 2004, grants were discretionary and had not followed a regular schedule or criteria. Beginning in 2004, the Compensation Committee approved a process whereby employees, including executives, are generally eligible for “new hire” grants upon initial hire, and then annually thereafter based on individual performance. The size of option grants is determined by the Compensation Committee and is based on median competitive practices at companies with which LeapFrog competes for talent, the executive’s anticipated future contribution and ability to impact LeapFrog’s results, past performance and alignment among the employee’s peers. At the discretion of the Compensation Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with LeapFrog and to strive to increase the value of LeapFrog’s Class A common stock. For 2004, grants of options and performance shares to executives were determined based on the newly approved annual performance-based grant guidelines. In addition, selected executives received supplemental transitional grants intended to address the lack of unvested option holdings and facilitate the move from the previous discretionary grant program of large irregular grants to the new annual program. As a result, for 2004 the combination of the performance-based grants of options and performance shares plus the transitional grants resulted in total grant levels that were above median competitive levels, but provided the intended transition from the previous large irregular grants to a more market competitive regular ongoing grant program.

Performance Shares.    Selected executives at the level of Vice President and above receive grants of performance shares in amounts based upon competitive grant practices and the executive’s level, past performance and expected future contributions. Performance shares are received by participants at the end of each three year cycle, and are tied to LeapFrog’s performance against pre-established financial measures. Participants must continue to be employed at LeapFrog through the end of each three year cycle to receive any shares under the plan. The measures for the 2004-2006 plan cycle include net income, revenue, operating cash flow (adjusted for current accounts receivable) and total shareholder return. The total shareholder return measure spans the entire three-year performance share cycle, while the other three measures have annual goals determined and approved by the Compensation Committee no later than March 31st of each calendar year. The actual shares received by participants will vary from zero to 200% of an executive’s target payout, based upon LeapFrog’s actual performance over the three-year performance period. Awards earned under the plan, if any, will generally be vested and issued as shares at the end of each three year cycle.

Restricted Stock.    Restricted stock is first and foremost a retention vehicle, as the stock continues to have value even when the stock price fluctuates. In addition, restricted stock serves as a valuable attraction vehicle, allowing the company to recruit talented executives who might forfeit valuable equity stakes at their current employer in order to join LeapFrog.

In calendar year 2004, we made time-based restricted stock awards to four executives. For three of the executives, the purpose of the grants was to supplement current option holdings significantly underwater and provide additional retention value due to their criticality to the business and new technology under development. One newly hired executive received restricted stock as part of the new hire package, in part to compensate for a foregone cash incentive opportunity at the prior employer. Before making the decision to approve these grants, the Compensation Committee enlisted the services of an independent consultant to conduct an analysis and make recommendations. The Compensation Committee then approved grants that it believed would retain and motivate the selected executives over the next three years. The time-based restricted stock grants made to three of the executives vest at the rate of one-third on each of the first three anniversaries after the date of grant. The newly hired executive’s grant vests at the rate of 40% after the first anniversary of employment, and 30% on each of the second and third anniversaries of employment.

As a going-forward equity vehicle, LeapFrog does not intend to provide its executives with time-based restricted stock on a regular basis, but rather to use it selectively to attract or retain certain critical executives. Beginning in 2005, LeapFrog intends to begin granting restricted stock in lieu of stock options to key employees below the level of Vice President. Because restricted stock represents full-value shares, we can grant fewer shares to deliver a competitive compensation value to our key employees and strengthen the retention power of the equity grant program.

Chief Executive Officer Compensation

The Compensation Committee meets each year to evaluate the performance and total compensation of the Chief Executive Officer. The Compensation Committee uses the services of an independent consultant to provide current market data using the method detailed in the “Elements of Executive Compensation—Base Salary” section of this report.

Mr. Kalinske was appointed our Chief Executive Officer in February 2004. In April 2004, the Compensation Committee completed its review and approved his compensation package to be effective retroactively to February 10, 2004, the day he became the Chief Executive Officer of LeapFrog. Pursuant to his employment agreement, Mr. Kalinske receives an annual salary of $495,000, and an annual bonus opportunity of 100% of his annual base salary, which includes a guaranteed annual bonus payment of $67,500 as part of the entire opportunity. The salary and the target total cash opportunity were established to be at the median of the competitive survey data and in line with the peer group.

In 2004, Mr. Kalinske did not receive the non-guaranteed portion of his annual bonus opportunity, and he waived the right to the $67,500 guaranteed portion of his bonus.

In April 2004, the Compensation Committee also approved an equity award to Mr. Kalinske consisting of (1) a non-qualified option to purchase 190,000 shares of LeapFrog common stock at $22.25 per share, the then fair market value of our class A common stock, vesting at the rate of 1/48th of the option per month for four years, and (2) a grant of 95,600 performance shares under the 2004-2006 plan cycle. In line with the practice for the other executives, Mr. Kalinske’s grants were comprised of an annual performance-based grant sized at the median of the competitive survey data, plus an additional transition grant equal in size to the performance-based grant intended to transition from the prior occasional grant approach. The resulting aggregate grant was thus two times median competitive levels for ongoing grants, but determined to be appropriate in light of Mr. Kalinske’s assumption of the Chief Executive Officer role and the two year timeframe since the award of his previous equity grant. For the performance shares, LeapFrog did not meet its threshold goals for 2004 on the three annual measures of net income, revenue and operating cash flow (adjusted for current accounts receivable) and thus the portion of performance shares attributable to calendar year 2004 of the three year performance cycle was not earned by Mr. Kalinske.

While serving as our Chief Executive Officer in 2004, Mr. Wood received an annual base salary of $281,200, and he was eligible to receive an annual incentive bonus of $135,000, of which one-half of the bonus was guaranteed and the remaining 50% was based on LeapFrog’s performance. Due to Mr. Wood’s significant equity holdings in LeapFrog that were granted to him as founder of the company, he received a relatively modest annual base salary and bonus opportunity.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to publicly-held companies for compensation exceeding $1.0 million paid to certain of a company’s executive officers. The limitation applies only to compensation that is not considered to be performance-based.

LeapFrog received stockholder approval in June 2004 to amend the 2002 Equity Incentive Plan to include certain provisions that will allow the company to qualify performance share grants as “performance-based” compensation under Section 162. In addition, grants of stock options will qualify, provided that such grants have exercise prices of no less than 100% of fair market value on the date of grant and do not exceed a calendar year limit for the executive officer that is set forth in the 2002 Equity Incentive Plan.

LeapFrog generally intends to grant stock options and performance shares to its executives in a manner that satisfies the requirements for qualified performance-based compensation to avoid any disallowance of deductions under Section 162(m).

While total cash compensation for our executives did not exceed $1.0 million for any individual executive, the Compensation Committee believes it is appropriate for the company to retain the flexibility to pay actual total cash compensation above $1.0 million if warranted based upon exceptional company and individual performance, and thus from time to time the company may pay compensation to executives that is not deductible, including grants of time-based restricted stock.

Conclusion

LeapFrog gives executives the potential to earn attractive compensation rewards through the plans described above. A significant portion of executive compensation, including that of the Chief Executive Officer, is generated based upon company performance, and actual rewards are closely linked to LeapFrog’s success in achieving financial goals and increases in long-term stockholder value. LeapFrog remains committed to this philosophy of pay for performance, but we also recognize that the competitive market for talented executives and the volatility of LeapFrog’s business may result in highly variable compensation for a particular time period.

Compensation Committee:

Caden Wang (Chairman)

Steven Fink

EXECUTIVE COMPENSATION

Summary Compensation Information

The following table shows for 2002, 2003 and 2004, compensation awarded or paid to, or earned by, our Chief Executive Officer and our other four most highly compensated executive officers at December 31, 2004, also referred to as the “named executive officers.” Mr. Wood is included in the following table as he served as our Chief Executive Officer for a portion of 2004. Mr. Forsyth resigned as our Chief Operating Officer in February 2005.

Summary Compensation Table

		Annual Compensation									Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)			Bonus ($)			Other Annual Compensation ($)			Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation ($)(16)
Thomas J. Kalinske(1) Chief Executive Officer and Director	2004 2003 2002	$ $ $	469,812 269,000 265,000		$	— — 135,000	(2)	$ $ $	9,250 8,890 3,600	(3) (3) (3)	— — —		190,000 — 250,000	$ $ $	5,650 5,650 5,650

Jerome J. Perez(4) President and Director	2004 2003 2002		$311,634 — —			$50,000 — —	(5)		$243,207 — —	(6)	$540,000 — —	(7)	400,000 — —		— — —

Paul A. Rioux(8) Advisor to Chief Executive Officer, Vice Chairman and Director	2004 2003 2002	$ $ $	307,300 374,000 437,041		$ $	47,250 — 135,000		$ $ $	8,688 8,356 7,810	(9) (9) (9)	— — —		— — 150,000	$ $ $	8,725 8,725 8,265

Timothy M. Bender President, Worldwide Consumer Group	2004 2003 2002	$ $ $	283,900 263,900 250,000		$	— — 125,000		$ $ $	10,717 10,800 10,550	(10) (10) (10)	— — —		84,000 — 50,000		— — —

Michael C. Wood(1) Former Chief Executive Officer and Director	2004 2003 2002	$ $ $	239,321 277,100 268,250	(11)	$	— — 195,000	(12)	$ $ $	5,641 8,900 7,551	(13) (13) (13)	— — —		— — —	$ $ $	1,970 1,970 1,970

G. Frederick Forsyth(14) Former Chief Operating Officer	2004 2003 2002	$ $	300,000 123,846 —			— — —		$ $	10,300 3,163 —	(15) (15)	— — —		42,000 250,000 —		— — —

(1)	Mr. Wood served as our Chief Executive Officer from March 2002 to February 2004. Mr. Kalinske became Chief Executive Officer in February 2004.
(2)	Under the terms of his employment agreement, Mr. Kalinske was entitled to receive a guaranteed bonus in 2004 of $67,500. Mr. Kalinske waived his right to this guaranteed bonus.
(3)	Mr. Kalinske received $2,050 and $1,690 in matching grants made to his 401(k) savings plan by LeapFrog in 2004 and 2003, respectively. In 2004, 2003 and 2002, Mr. Kalinske received $7,200, $7,200 and $3,600, respectively, in automobile allowances.
(4)	Mr. Perez joined LeapFrog as President in February 2004.
(5)	Under the terms of his employment agreement, Mr. Perez received a signing bonus of $50,000. In addition to this signing bonus, under the terms of his employment agreement Mr. Perez was also entitled to receive a guaranteed bonus of $280,000. Mr. Perez waived his right to this guaranteed bonus.
(6)	In 2004, Mr. Perez received $6,955 in automobile allowances. The balance of the other annual compensation received by Mr. Perez is related to relocation expenses that, pursuant to the terms set forth in Mr. Perez’s employment agreement with LeapFrog, the company agreed to pay. Such expenses include $74,485 in closing costs for the purchase of Mr. Perez’s home, $87,434 in mortgage interest differential payments and tax gross-ups related to such interest payments, and other relocation expenses such as temporary living expenses and the packing and shipping of household items.
(7)

The value of this award was calculated by multiplying the closing market price of LeapFrog’s unrestricted common stock on the date of grant, November 10, 2004 ($13.50), by the number of shares awarded (40,000). As of December 31, 2004, Mr. Perez held an aggregate of 40,000 shares of restricted stock valued at $544,000, calculated by multiplying the closing market price of LeapFrog’s unrestricted common stock on December 31, 2004 ($13.60) by the number of shares of restricted stock held by Mr. Perez. LeapFrog has the right to repurchase these shares until Mr. Perez’s ownership vests in three equal annual installments, beginning on the first anniversary of the date the restricted stock bonus award was granted to Mr. Perez by the Compensation Committee of our board of directors. LeapFrog does not intend to pay dividends on our common stock in the foreseeable future. However, if we were to pay common stock dividends, they would be paid on the shares of restricted stock held by Mr. Perez.

(8)	Mr. Rioux served as our co-Vice Chairman since January 2001, our acting Chief Operating Officer from October 2002 to August 2003 and our Vice Chairman since September 2004.
(9)	Mr. Rioux received $888, $881 and $1,334 in matching grants made to his 401(k) savings plan by LeapFrog in 2004, 2003 and 2002, respectively. In 2004, 2003 and 2002, Mr. Rioux received $7,800, $7,475 and $6,475, respectively, in automobile allowances.
(10)	Mr. Bender received $2,917, $3,000 and $2,750 in matching grants made to his 401(k) savings plan by LeapFrog in 2004, 2003 and 2002, respectively. In each of 2004, 2003 and 2002, Mr. Bender received $7,800 in automobile allowances.
(11)	Mr. Wood served as our Chief Executive Officer from March 2002 to February 2004. From February 2004 to September 2004 he served as our Chief Vision and Creative Officer. In September 2004 he resigned from the company. This amount includes accrued and unused vacation paid to Mr. Wood upon his resignation from LeapFrog.
(12)	Includes a bonus of $60,000 related to the signing in April 2002 of Mr. Wood’s amended and restated employment agreement relating to his services as our Chief Executive Officer and President. For additional discussion of this agreement, see “Employment Agreements and Compensation Arrangements.”
(13)	Mr. Wood received $841, $1,700 and $1,151 in matching grants made to his 401(k) savings plan by LeapFrog in 2004, 2003 and 2002, respectively. In 2004, 2003 and 2002, Mr. Wood received $4,800, $7,200 and $6,400, respectively, in automobile allowances.
(14)	Mr. Forsyth joined LeapFrog as our Chief Operating Officer in August 2003. Mr. Forsyth resigned as our Chief Operating Officer in February 2005.
(15)	In 2004 and 2003, Mr. Forsyth received $7,800 and $3,163, respectively, in automobile allowances.
(16)	The amounts listed in the “All Other Compensation” column are for life insurance premiums paid by LeapFrog for the benefit of the named executive officer.

Stock Option Grants And Exercises

We grant options to our executive officers under our 2002 Equity Incentive Plan, or Incentive Plan. As of April 11, 2005, options to purchase a total of 5,642,249 shares were outstanding under the Incentive Plan and options to purchase 4,424,564 shares remained available for grant under the plan. All stock options were granted at an exercise price equal to their fair market value on the date of grant.

The following tables show for the fiscal year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year-end by the named executive officers:

Option Grants in 2004

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year(1)	Exercise Or Base Price (per share)	Expiration Date	5%	10%
Thomas J. Kalinske	190,000	7.0%	$22.25	4/20/2014	$2,658,652	$6,737,546
Jerome J. Perez	400,000	14.8%	$29.30	2/10/2014	$7,370,645	$18,678,662
Paul A. Rioux	—	—	—	—	—	—
Timothy M. Bender	84,000	3.1%	$22.25	4/20/2014	$1,175,404	$2,978,705
Michael C. Wood	—	—	—	—	—	—
G. Frederick Forsyth	42,000	1.6%	$22.25	4/20/2014	$587,702	$1,489,352

(1)	Based on an aggregate of 2,705,025 shares subject to options granted to our employees in 2004, including named executive officers.

Aggregated Option Exercises in 2004 and Year-End Option Values

The following table sets forth the number of shares of Class A common stock subject to exercisable and unexercisable options held as of December 31, 2004 by each of the named executive officers.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. Kalinske	7,777	$120,544	108,055	179,168	$84,028	$22,917
Jerome J. Perez	—	—	83,333	316,667	—	—
Paul A. Rioux	30,000	$653,400	152,000	—	$182,200	—
Timothy M. Bender	110,000	$1,513,500	31,499	82,501	$19,249	$13,751
Michael C. Wood	698,129	$9,698,205	—	—	—	—
G. Frederick Forsyth	—	—	90,333	201,667	—	—

(1)	Based on the closing price of the Class A common stock on December 31, 2004 of $13.60 per share minus the option exercise price.

Long-Term Incentive Plans—Awards in Last Fiscal Year

The following table provides certain information with respect to grants of performance shares made during the past fiscal year to the named executive officers under LeapFrog’s 2002 Equity Incentive Plan. Our 2002 Equity Incentive Plan allows for a performance share program that provides the opportunity for certain designated participants to receive shares of LeapFrog’s common stock based on formulas tied to certain pre-established financial performance goals that are established for each performance period by the Compensation Committee of our board of directors. At the beginning of each performance period, each designated participant is assigned a “Target Award” that sets forth the number of shares of LeapFrog’s common stock that will be awarded to the participant if the pre-established financial performance goals are met during the performance period. If the level of such performance goals that is achieved during the performance period is less or more than the specified target level, participants will be awarded a percentage (from 25% to 200%) of shares subject to the Target Awards; provided, however, that if a specified minimum level of performance goals is not achieved during the performance period, participants will not receive any shares. In April 2004, certain of the named executive officers were granted the right to participate in the performance share program for the 2004 through 2006 performance period. Such named executive officers will earn one-third of their Target Awards for each year that the annual performance goals are met during the 2004 through 2006 performance period. The named executive officers will be issued the number of shares earned during the 2004 through 2006 performance period on or about December 31, 2006, provided that the named executive officer must be employed by LeapFrog as of that date. The company did not meet the 2004 performance goals set by the Compensation Committee of our board of directors. Accordingly, the named executive officers will not receive a grant of shares under the performance share program for the 2004 period.

				Estimated Future Payouts Under Non-Stock Price-Based Plans(1)
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Number of Shares Cancelled Due to 2004 Performance Goals Not Being Met	Threshold	Target	Maximum
Thomas J. Kalinske	95,600	3 years ending 12/31/06	27,087	17,128	68,513	137,026

Jerome J. Perez	20,000	3 years ending 12/31/06	5,667	3,583	14,333	28,666

Paul A. Rioux(2)	—		—	—	—	—

Timothy M. Bender	43,000	3 years ending 12/31/06	12,183	7,704	30,817	61,634

Michael C. Wood(2)	—		—	—	—	—

G. Frederick Forsyth	22,000	3 years ending 12/31/06	6,233	*	*	*

(1)	Estimated future payouts are based on the number of shares remaining of the performance grant in the 2004 through 2006 performance cycle and excludes shares that will not be earned as a result of LeapFrog not meeting the performance goals set by the board of directors for 2004.
(2)	Messrs. Wood and Rioux were not granted the right to participate in the performance share program.
*	Mr. Forsyth resigned as our Chief Operating Officer in February 2005, and is no longer a participant in this performance share program.

STOCK PRICE PERFORMANCE GRAPH(3)

The following graph shows the total stockholder return of an investment of $100 in cash for (i) LeapFrog’s Class A common stock, (ii) the Standard & Poor’s 500 Index and (iii) the Standard & Poor’s Consumer Discretionary Index, for the period beginning on July 25, 2002 (based on the closing price of LeapFrog’s Class A common stock on the date on which LeapFrog’s Class A common stock began trading on the New York Stock Exchange) through December 31, 2004.

(3)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of LeapFrog under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS

Thomas J. Kalinske

In April 2004, we entered into a new employment agreement with Thomas J. Kalinske, under which he agreed to serve as our Chief Executive Officer. The agreement provides for an annual base salary of $495,000 and a guaranteed annual bonus of $67,500. Mr. Kalinske is also eligible to receive an annual discretionary bonus of up to 100% of his then-current annual salary, less $67,500, based on LeapFrog’s performance and Mr. Kalinske’s achievement of performance objectives established in writing by the board of directors. Mr. Kalinske must be an active employee of LeapFrog as of December 31 of the bonus year in order to receive the guaranteed bonus and the discretionary bonus. Mr. Kalinske waived his right to receive his 2004 guaranteed bonus. Mr. Kalinske is entitled to a car allowance of $600 per month and up to $20,000 each year for the cost of term life insurance providing for an aggregate benefit of $2,000,000.

If we terminate Mr. Kalinske’s employment without cause (as defined in the agreement), or if he terminates his employment for good reason (as defined in the agreement), he is entitled to receive (i) a lump sum payment in an amount equivalent to his annual base salary in effect on the separation date, (ii) his annual guaranteed bonus and a pro rata portion of the incentive bonus he would have been entitled to receive but for his separation and (iii) reimbursement for health insurance premiums for him and his dependents for up to 12 months from the date his employment with LeapFrog ends. In addition, all unvested stock options held by Mr. Kalinske will accelerate vesting such that the number of shares that would otherwise vest within a twelve-month period under each option grant will become fully exercisable as of Mr. Kalinske’s separation date with us. In addition, if Mr. Kalinske’s employment is terminated for any reason other than death, disability or cause, and if Mr. Kalinske has satisfactorily performed his duties under his employment agreement, LeapFrog will negotiate with Mr. Kalinkse in good faith regarding a subsequent consulting or other relationship with Mr. Kalinske that would allow him to continue to vest with respect to 266,389 unvested options held by Mr. Kalinske at the time he entered into his employment agreement.

If we terminate Mr. Kalinske’s employment without cause during the 90 days prior to or 12 months following a change in control (as defined in the agreement) of our company, or if he terminates his employment for good reason during the same period, Mr. Kalinske would be entitled to an amount equal to one hundred fifty percent of his base salary plus his guaranteed bonus and incentive bonus for the preceding year, and all of Mr. Kalinske’s unvested options would immediately vest, regardless of whether Mr. Kalinske’s employment is terminated. Mr. Kalinske would also be entitled to receive reimbursement for health insurance premiums paid by Mr. Kalinske for him and his dependents for up to 12 months from the date his employment with LeapFrog ends.

Mr. Kalinske’s employment agreement terminates on April 20, 2008, unless terminated earlier pursuant to the terms of the agreement.

Jerome J. Perez

In February 2004, we entered into an employment agreement with Jerome J. Perez, under which he agreed to serve as our President. The term of the agreement is for an unspecified duration. The agreement provides for an annual base salary of $350,000 and an annual discretionary bonus of up to an additional 80% of Mr. Perez’s then-current annual salary. In 2004 only, Mr. Perez was entitled to receive a guaranteed bonus equal to 80% of his then-current annual salary. Mr. Perez waived his right to receive this guaranteed bonus. Under the terms of the employment agreement, Mr. Perez received an option to purchase 400,000 shares of LeapFrog’s common stock, granted under LeapFrog’s 2002 Equity Incentive Plan (the “Option”). These shares vest over a four-year period, with 1/48th of the option vesting monthly for 48 months. Mr. Perez received a signing bonus of $50,000 in 2004, subject to a repayment obligation if he voluntary resigns without good reason (as defined in the employment agreement) within the first two years of his employment, and the payment of certain relocation expenses under terms of his employment agreement. The employment agreement also provides for monthly reimbursement of the interest payments on the portion of the mortgage on Mr. Perez’s San Francisco Bay Area residence that exceeds the amount of net proceeds from the sale of Mr. Perez’s New York residence, less any tax deduction Mr. Perez would receive for a portion of the mortgage interest payments, plus an amount sufficient to gross-up Mr. Perez’s tax on a portion of the reimbursement amount (the “Mortgage Interest Reimbursement”). LeapFrog’s obligation to pay the Mortgage Interest Reimbursement terminates on the earliest of: (1) the date Mr. Perez’s employment with LeapFrog terminates; (2) the date Mr. Perez ceases making mortgage payments on his Bay Area residence; or (3) five years after the date Mr. Perez purchased his residence in the Bay Area. In 2004, the Mortgage Interest Reimbursement totaled $87,434. In the event Mr. Perez’s employment terminates within the first three years of his employment with LeapFrog and he sells his Bay Area residence within 12 months after the termination date to an unaffiliated third party for a sale price that is less than his purchase price, he will be reimbursed for his lost principal investment in the Bay Area residence and the amount he is required to pay the mortgagor upon the sale in excess of the sale price, up to a maximum of $750,000 total reimbursement. Mr. Perez is also entitled to a car allowance of $650 per month and up to $5,000 each year for the cost of term life insurance providing for an aggregate benefit of $1,000,000.

In the event of a change of control of our company (as defined in the employment agreement), even if Mr. Perez’s employment is not terminated, he will be entitled to receive:

•	If the change of control occurs within the first year of his employment with us, the Option will accelerate such that a total of 100,000 shares subject to the Option will be fully exercisable immediately upon the effective date of the change in control. The remaining 300,000 unvested shares subject to the Option will continue to vest pursuant to the terms of our 2002 Equity Incentive Plan and corresponding stock option grant notice and stock option agreement.

•	If the change of control occurs after the first year of his employment with us, one-half of the shares subject to the Option that have not otherwise vested as of the effective date of the change of control will accelerate and become fully exercisable immediately upon the effective date of the change in control. The remaining unvested shares subject to the option will continue to vest pursuant to the terms of our 2002 Equity Incentive Plan and the corresponding stock option grant notice and stock option agreement.

If we terminate Mr. Perez’s employment for any reason other than his death, disability, or cause (as defined in the employment agreement), or he voluntarily resigns without good reason (as defined in the agreement), he will be entitled to receive the following severance benefits, if he provides LeapFrog with a general release of claims in a form reasonably required by the company:

•	If the separation occurs within the first year of his employment with us, and the Option has not accelerated due to a change in control, the Option will accelerate such that a total of 100,000 shares subject to the Option will be fully exercisable as of his separation date with us. The remaining 300,000 unvested shares subject to the Option will cease vesting and will terminate as of his separation date.

•	If the separation occurs after the first year of his employment with us, and the Option has not accelerated due to a change in control, one-half of the shares subject to the Option that have not otherwise vested as of his separation date will accelerate and become fully exercisable as of his separation date with us. The remaining unvested shares subject to the Option will cease vesting and will terminate as of his separation date.

•

Mr. Perez will immediately commence a consulting relationship with LeapFrog under the terms set forth in the employment agreement. If the separation occurs within the first three years of his employment with us, the consulting relationship will continue until the third anniversary of his separation date, and if the separation occurs after the first three years of his employment with us, the consulting relationship will continue until the second anniversary of his separation date. The consulting relationship will terminate immediately and LeapFrog will have no continuing obligation to pay Mr. Perez any consulting fees if Mr. Perez provides any services or assistance in any capacity to a competitive business (as defined in the employment agreement). Mr. Perez’s consulting fee would be

$43,750 per month for the first two years after Mr. Perez’s separation from LeapFrog and would be reduced in the third year by the gross amount of any monetary compensation earned by Mr. Perez from any other work activity during the consulting period.

•	If Mr. Perez elects to continue his LeapFrog-provided health insurance coverage pursuant to COBRA law, Mr. Perez will be entitled during the consulting period to reimbursement for premiums to continue his health insurance at the same level of coverage for him and his dependents in effect as of the separation date until the earlier of: (i) the date Mr. Perez becomes eligible for group insurance coverage with a subsequent employer or (ii) the date his consulting relationship with LeapFrog pursuant to his employment agreement ends.

Paul A. Rioux

Effective April 2002, we entered into an employment agreement with Paul Rioux, our Vice Chairman. The agreement provided for an annual base salary of $265,000 in 2002 and 2003 based on a four-day work week, and an annual base salary of $132,500 from January 2004 through March 2005 based on a two-day work week. Mr. Rioux also received compensation at a rate of $2,000 per day worked beyond the number of days he was required to work pursuant to his part-time schedule. In 2004, 2003 and 2002, Mr. Rioux received $174,800, $105,000 and $200,250, respectively, for extra days worked. The agreement also provided for an annual bonus of $135,000 per year through December 2003, and $67,500 per year from January 2004 through March 2005. Seventy percent of Mr. Rioux’s annual bonus was guaranteed, and the remaining thirty percent was based on our performance. For 2004, Mr. Rioux did not receive a performance bonus, but did receive the guaranteed portion of his bonus. For 2003, Mr. Rioux did not receive a performance bonus and he waived the guaranteed portion of his bonus. For 2002, Mr. Rioux received both the guaranteed and performance portions of his bonus. In addition, Mr. Rioux was granted options to purchase a total of 150,000 shares of our Class A common stock at an exercise price of $12.50 per share, which vest on a monthly basis starting January 2002, and which are subject to other terms and conditions set forth in his accompanying stock option agreement. Mr. Rioux’s employment under his agreement was terminable by either of us at any time for any reason. However, if we had terminated Mr. Rioux’s employment without cause, he would have been entitled to receive a termination fee equal to 12 months salary and bonus and his stock options would have continued to vest during the twelve-month period following the date of termination. This agreement expired on March 31, 2005.

On April 1, 2005, Paul A. Rioux entered into an employment agreement with LeapFrog for the position of Advisor to LeapFrog’s Chief Executive Officer. Under the new employment agreement, Mr. Rioux will provide his services to LeapFrog on a part-time basis and will be compensated at a monthly rate of $3,333.33 less payroll deductions and withholdings. This employment agreement with Mr. Rioux will expire on June 30, 2005, at which time Mr. Rioux will become a non-employee director and will be entitled to the compensation described under “Compensation of Directors” above.

Timothy M. Bender

In November 2003, we amended and restated our employment agreement with Timothy Bender, our President of Worldwide Consumer Group. The agreement expired on March 31, 2005, and provided for an annual base salary of $260,000 and an annual bonus of up to an additional $90,000, subject to increases as determined by our board of directors or its Compensation Committee. In 2004, Mr. Bender received an annual base salary of $283,900 and was eligible to receive a bonus of up to 50% of his 2004 earned annual base salary for his service to LeapFrog in 2004. As of January 1, 2005, Mr. Bender’s annual salary is $300,000, and he is eligible to receive a target bonus of up to 50% of his 2005 earned annual base salary.

Michael C. Wood

On September 1, 2004, Michael C. Wood resigned as Chief Vision and Creative Officer of LeapFrog. Due to this resignation, the amended and restated employment agreement, dated effective as of January 1, 2002, between Michael C. Wood and LeapFrog, was terminated on September 1, 2004. Mr. Wood’s terminated employment agreement was due to expire in December 2005 and provided for an annual base salary of $265,000 and an annual bonus of up to an additional $135,000 through June 2004. Fifty percent of the annual bonus was guaranteed, and the remaining fifty percent was based on our performance. On July 1, 2003, Mr. Wood’s base salary was set at $281,200 through June 2004. After June 2004, Mr. Wood’s compensation was subject to renegotiation. If his compensation was not renegotiated, under the terms of the agreement, Mr. Wood’s compensation was to be adjusted to an annual salary of $200,000 and he would have only been required to devote a majority of his time to us. Mr. Wood’s compensation was renegotiated in June 2004 and it was agreed that his annual base salary would remain at $281,200. Pursuant to the terms of his employment agreement, Mr. Wood received a car allowance of $600 per month prior to his separation from LeapFrog. There were no early termination penalties incurred by LeapFrog in relation to the termination of our employment agreement with Mr. Wood.

G. Frederick Forsyth

On February 28, 2005, G. Frederick Forsyth resigned as Chief Operating Officer of LeapFrog. Due to his resignation, the employment agreement, dated effective as of August 4, 2003, between G. Frederick Forsyth and LeapFrog was terminated on February 28, 2005. The agreement provided for an annual base salary of $300,000 and an annual discretionary bonus of up to 50% of Mr. Forsyth’s then-current annual compensation. At the time of the termination of his employment agreement, Mr. Forsyth’s annual base salary was $300,000. Upon the termination of Mr. Forsyth’s employment with LeapFrog in February 2005, he was, subject to certain conditions, entitled to receive during his severance period (as defined below): (i) continuation of his base salary; (ii) a pro rata portion of any bonus he may be entitled to receive in 2005 and (iii) reimbursement for health insurance premiums paid by Mr. Forsyth for him and his dependents. Mr. Forsyth’s severance period began on the date of his separation from LeapFrog and, subject to certain conditions, will extend for a minimum period of six months. Mr. Forsyth’s severance period may be extended for up to six additional months if he does not become employed within the first six months of his separation from LeapFrog, provided that payments made to him during the six additional months will be reduced by the gross amount of any monetary compensation earned by Mr. Forsyth from any consulting or other work relationship, including fees earned for service on a company’s board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We are reporting the following related party transactions that involve Knowledge Universe, LLC and Lawrence J. Ellison, as we were a subsidiary of Knowledge Universe in 2002 and through April 2003. From April 2003 through April 2004, Lawrence J. Ellison and entities controlled by him, Michael R. Milken, Lowell J. Milken, and Knowledge Universe (which is controlled by Messrs. M. Milken, L. Milken and Ellison) and its affiliates owned a majority of our voting shares. From April 2004, we have been a subsidiary of Mollusk Holdings, LLC, an entity controlled by Lawrence J. Ellison, which owns a majority of our voting shares. In April 2004, Knowledge Universe, LLC changed its name to “KU LLC” and in October 2004, KU LLC changed its name to “Krest LLC.”

•	In 2004 we purchased software products and support services from Oracle Corporation totaling $406,000. As of December 31, 2004, Lawrence J. Ellison, the Chief Executive Office of Oracle Corporation, may be deemed to have or share the power to direct the voting and disposition, and therefore to have beneficial ownership of approximately 16,750,000 shares of our Class B common stock, which represents approximately 54% of the combined voting power of our Class A common stock and Class B common stock. For a more complete discussion of Mr. Ellison’s beneficial ownership of our common stock, see “Security Ownership of Certain Beneficial Owners and Management.” Jeffrey Berg, a former member of our board of directors who resigned in February 2005, serves on the board of directors of Oracle Corporation.

•	In August 1999, we purchased a 19.9% ownership interest in Knowledge Kids Media Group, Inc., an affiliate of Krest LLC, for $2.0 million. Krest LLC indirectly owned 80.1% of Knowledge Kids Media Group. Knowledge Kids Media Group owned substantially all of the voting power of Knowledge Kids Network, Inc. Sarina D. Simon, a member of our board of directors until June 2004, was Chief Executive Officer of Knowledge Kids Media Group and Knowledge Kids Network from January 1999 to June 2004. In 1999 and 2000, we wrote off our entire investment in Knowledge Kids Media Group. Knowledge Kids Media Group was dissolved in August 2004.

•	In June 2004, we entered into an asset purchase agreement with and purchased certain assets from Knowledge Kids Network, an affiliate of Krest LLC, and its wholly-owned subsidiary Kids and Family Edge LLC for a total purchase price of $300,000. We purchased the assets in order to obtain the contents of a children’s website developed by Knowledge Kids Network and to benefit from a contract giving us online advertising impressions.

•	In July 2002, we entered into a tax sharing agreement with Krest LLC (the successor in interest to Knowledge Universe, Inc.), with respect to certain state tax matters. In accordance with the agreement, we were required to pay Knowledge Universe, Inc. amounts equal to what our liability would have been as a stand-alone taxpayer in 2002 and prior years. In the course of preparing the state income tax returns for 2003, it was determined that we were no longer a part of a unitary group with Knowledge Universe, Inc. for the entire year of 2003. The liabilities computed under the tax sharing agreement were $0 in 2004 and 2003, and $2.7 million in 2002. We are currently in a dispute with Krest LLC relating to the settlement of certain amounts under the tax sharing agreement. We are claiming a refund of $635,000 in overpaid state taxes from Krest LLC while Krest LLC is claiming approximately $1.2 million for payment of tax attributes that were allocated to us under state tax law.

•	Affinity Squared, Inc., an affiliate of Krest LLC, provided health and welfare plan administration services to us in 2004. In 2004, we paid $65,000 for the services provided to us by Affinity Squared, Inc.

The law firm of Maron & Sandler served as our primary outside general counsel from August 1997 through July 2002 and as the transfer agent for our Class B common stock. As of December 2004, they no longer provided legal services to us and are no longer the transfer agent for our Class B common stock. Stanley E. Maron, a member of our board of directors, is a partner of Maron & Sandler. In 2004, we paid Maron & Sandler $9,000 for legal services rendered to us. In addition, Mr. Maron and other attorneys of Maron & Sandler hold interests in an entity that holds non-voting units of a limited liability company that holds an equity interest in Krest LLC. These non-voting units amount to a less than 1% economic interest in Krest LLC.

We believe that our board of directors will take such action as is necessary to comply with applicable corporate law in connection with any transactions with affiliates, including in appropriate cases obtaining approval by our independent directors.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Ernst & Young LLP as LeapFrog’s independent registered public accounting firm for the fiscal year ending December 31, 2005, and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited LeapFrog’s consolidated financial statements since September 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither LeapFrog’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as LeapFrog’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of LeapFrog and its stockholders.

The affirmative vote of the majority of the votes represented by the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm Fee Information

The following table represents aggregate fees billed or to be billed to LeapFrog for services performed for the fiscal years ended December 31, 2004 and 2003, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended (in thousands)
	2004	2003
Audit Fees	$2,742	$680
Audit-related Fees	130	24
Tax Fees	340	1,502
All Other Fees	—	—

Total Fees	$3,212	$2,206

All services provided by Ernst & Young LLP for the fiscal years ended December 31, 2004 and 2003 were approved by the Audit Committee.

Audit Fees

The aggregate fees billed or to be billed by Ernst & Young LLP for financial audit services totaled $2.7 million in 2004 and $0.7 million in 2003. The above amounts include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q and statutory audits required internationally, and in 2004, includes the services provided by Ernst & Young LLP in relation to compliance with Sarbanes-Oxley internal control testing.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP for audit-related services totaled $0.1 million in 2004 and $24,000 in 2003, which consisted of fees for accounting consultations.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for tax services, consisting of tax compliance, tax advice and tax planning, totaled $0.3 million in 2004 and $1.5 million in 2003.

All Other Fees

There were no other fees paid to Ernst & Young LLP in 2004 and 2003.

Pre-Approval Procedures of Audit and Non-Audit Services by the Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee must pre-approve all audit and non-audit services performed by the independent registered public accounting firm, provided however, that, as allowed under its charter, the Audit Committee has delegated to the Chairman of the Audit Committee, Mr. E. Stanton McKee, the authority to grant such pre-approvals, provided that all approvals made by the Chairman are presented to the full Audit Committee for its ratification at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by Ernst & Young LLP, the Audit Committee takes into consideration the fees to be paid for such services and whether the fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by Ernst & Young LLP, the Audit Committee considers whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function, and under no circumstances will the non-audit services include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

The Board of Directors Recommends

A Vote in Favor of Proposal Two.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are LeapFrog stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may: (1) notify your broker; (2) direct your written request to our Vice President of Investor Relations, 6401 Hollis Street, Suite 150, Emeryville, California 94608 or to ir@leapfrog.com or (3) contact our Vice President of Investor Relations at (510) 420-5150. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, LeapFrog will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Peter M. O. Wong
Corporate Secretary

April 28, 2005

APPENDIX A

LEAPFROG ENTERPRISES, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

The role and responsibilities of the Audit Committee (the “Committee”) of the Board of Directors of LeapFrog Enterprises, Inc. (the “Company”) are as follows, subject to amendment by the Company’s Board of Directors (the “Board”) from time to time:

ROLE

The Committee shall provide assistance and guidance to the Board in fulfilling its oversight responsibilities to the Company’s stockholders with respect to the Company’s corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports. The Committee’s role includes oversight of: (a) the qualitative aspects of financial reporting to stockholders, (b) the Company’s policies and practices that relate to the financial control environment and financial reporting, (c) the Company’s procedures for compliance with significant applicable legal and regulatory requirements that impact the financial statements, (d) the external auditor’s qualifications and independence and (e) the performance of the Company’s internal audit function and external auditors.

The role also includes coordination with other Board committees and, as outlined herein, direct communication with management, external auditors, internal auditors (or other personnel responsible for the internal audit function), counsel and other Committee advisors.

Although the Committee has the responsibilities set forth in this Charter, management is responsible for preparing the Company’s financial statements, and the external auditor is responsible for auditing those financial statements. It is not the duty of the Committee to plan or conduct the audit or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles (“GAAP”). It is the Committee’s responsibility to resolve disagreements, if any, between management and the external auditors. Nothing in this Charter changes, or is intended to change, the responsibilities of management or the external auditors. Moreover, nothing in this Charter is intended to increase the liability of the members of the Committee beyond that which existed before this Charter was approved by the Board.

MEMBERSHIP

Committee membership shall consist of at least three Board members who shall together satisfy the independence and experience requirements set forth in the corporate governance standards as applied to audit committees of the New York Stock Exchange, as amended from time to time, and the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The members of the Committee and the Committee chairperson shall be appointed by the Board. In the event that fewer than three Board members have the requisite qualifications as set forth above, committee membership shall consist of such lesser number of Board members as meet such requisite qualifications, which lesser number shall meet the requirements regarding the composition of Audit Committees as set forth in the corporate governance standards of the New York Stock Exchange, as amended from time to time.

PROCEDURES

Committee procedures shall be as determined by the Committee.

OPERATING PRINCIPLES

In fulfilling its function and responsibilities, the Committee should give due consideration to the following principles:

•	Communication—Regular and meaningful contact throughout the year with the Chairman of the Board, other committee chairpersons, members of senior management and other key Committee advisors, external auditor, internal auditors (or other personnel responsible for the internal audit function), etc., as applicable, is important for strengthening the Committee’s knowledge of relevant current and prospective business issues.

•	Committee Education/Orientation—Developing with management and participating in a process for systematic review of important topics that present potential significant risk to the Company will enhance the effectiveness of the Committee.

•	Committee Expectations and Information Needs—The Committee should communicate to the Chief Executive Officer and President or their designees, internal auditors (or other personnel responsible for the internal audit function), and other external parties the specific nature, timing, and extent of any specific information or other supporting materials requested by the Committee, for its meetings and deliberations.

•	Resources—The Committee is authorized to access such internal and external resources as the Committee deems necessary or appropriate to fulfill its defined responsibilities, including outside, independent legal counsel, accounting or other advisors. The Committee shall have the authority to perform such other functions, and shall have such powers, as may be necessary of appropriate in the efficient and lawful discharge of its responsibilities hereunder.

•	Meeting Agendas—Committee meeting agendas shall be the responsibility of the Committee chairperson with input from Committee members and other members of the Board, with additional input from members of senior management and outside advisors to the extent deemed appropriate by the chairperson.

•	Committee Meeting Attendees—The Committee is authorized to request members of management, counsel, internal auditors (or other personnel responsible for the internal audit function), external auditors or any other persons whose presence the Committee believes to be necessary or appropriate, to participate in Committee meetings, as necessary, to carry out the defined Committee responsibilities. It is understood that either internal auditors (or other personnel responsible for the internal audit function) or external auditors, or counsel, may, at any time, request a meeting with the Committee or Committee chairperson with or without management attendance. In any case, the Committee shall meet in executive session separately with management, internal auditors (or other personnel responsible for the internal audit function) and external auditors, periodically, but at least annually.

•	Reporting to the Board of Directors—The Committee, through the Committee chairperson, shall report from time to time to the Board. In addition, final minutes from Committee meetings should be distributed to each Board member prior to the subsequent Board meeting.

MEETING FREQUENCY

The Committee should meet as frequently as considered necessary by the Committee or the chairperson, and shall meet at least quarterly.

COMMITTEE’S RELATIONSHIP WITH EXTERNAL AND INTERNAL AUDITORS

•	The external auditors, in their capacity as independent public accountants, shall be ultimately accountable to the Board through the Committee as representatives of the stockholders. The external auditors are required to report directly to the Committee. The Committee has the sole authority to retain, oversee and terminate the external auditors (subject, if applicable, to stockholder ratification) in regards to both audit and non-audit services.

•	The external auditors shall be viewed as the Board and Committee’s representatives in executing the Committee’s oversight of periodic, annual, and other financial reporting to stockholders. They shall report all relevant issues to the Committee responsive to agreed-on Committee expectations. The Committee should review the work of external auditors in executing their role of oversight.

•	The Committee should review at least annually and report to the Board on the performance (effectiveness, objectivity, and independence) of the external auditors. In this respect, the Committee should seek to obtain from the external auditors a written statement from the external auditors delineating all relationships between the auditor and the Company consistent with Independence Standards Board Statement No. 98-1, “Independence Discussions with Audit Committees.” In addition, a written statement from the external auditors shall describe: the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues. Additionally, the Committee should seek to maintain an active dialogue with the external auditors with respect to disclosed relationships or services that may impact auditor objectivity or independence and take appropriate action to ensure the independence of the external auditors.

•	The Committee must pre-approve the retention of the external auditor or any of its affiliates for any audit and non-audit services. The Committee may delegate to one member of the Committee the authority to grant such pre-approvals, provided that all approvals made by the delegate will be presented to the full Committee at each of its scheduled meetings. Upon the pre-approval of any audit or non-audit services, the Committee will negotiate the scope of services to be provided, the terms for providing such services, and the fees to be paid to the external auditor or its affiliates for any such services.

•	In considering whether to pre-approve non-audit services, the Committee will consider whether the external auditor’s provision of the non-audit services to the Company is compatible with maintaining the independence of the external auditor and under no circumstances will the non-audit services include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act.

•	The Committee shall review the experience and qualifications of the external auditor’s senior personnel that are providing audit services to the Company.

•	The internal audit function shall be responsible to senior management, but have a direct reporting responsibility to the Board through the Committee.

•	If either the internal auditors (or other personnel responsible for the internal audit function) or the external auditors identify significant issues warranting the attention of the Committee or the full Board that, in their judgment, have been communicated to management but have not been adequately addressed, they should be communicated to the Committee chairperson or any member of the Committee.

•	Senior management will consult with the Committee regarding changes in the senior management of the internal audit function.

PRIMARY COMMITTEE RESPONSIBILITIES

The primary Committee responsibilities are:

•	Annual Financial Reports—The Committee shall review and discuss with management and the external auditors the Company’s annual and interim financial reports, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, in advance of filings or distribution. The Committee will also review with the external auditors all significant correcting adjustments (whether or not made) to ensure that all material adjustments are properly reflected in the financial reports.

•	Earnings Press Releases—The Committee shall review all financial press releases and other financial disclosures, including financial information and earnings guidance provided to analysts and rating agencies. In particular, the Committee shall review financial disclosures containing pro forma information to verify that they include reconciliations to the comparable GAAP information and do not give undue prominence to the pro forma information or otherwise provide misleading presentations of results of operations or financial condition.

•	Fraud and Regulatory Noncompliance—The Committee shall review and assess the internal audit function and external auditors’ responsibility and procedures for detecting accounting and reporting financial errors, fraud and defalcations, illegal act, and noncompliance with the corporate code of conduct and regulatory requirements.

•	Internal Audit Responsibilities—The Committee shall review and assess the annual audit plan and the process used to develop the plan, status of activities, significant findings, recommendations and management’s response. The Committee shall also review the appointment and replacement of the senior manager responsible internally for the audit.

•	Regulatory Examinations—The Committee shall review and assess Securities and Exchange Commission (“SEC”) inquiries and the results of examinations by other financial regulatory authorities in terms of important findings, recommendations and management’s response.

•	External Auditor Responsibilities—The Committee shall pre-approve and negotiate the engagement of the external auditors, including the overall scope, extent, procedures and focus of the annual, and if applicable interim, audit. The foregoing shall also include the scope and level of involvement with unaudited quarterly or other interim-period information as well as the compensation to be paid to the external auditors in connection with their engagement. The Committee shall pre-approve and negotiate the engagement of external auditors, including the overall scope, extent, procedures and focus of non-audit services.

•	Financial Reporting and Controls—The Committee shall review and assess key financial statement issues and risks, their impact or potential impact on reported financial information, the processes used by management to address such matters, related auditor views and the basis for audit conclusions. The Committee shall also confer with internal auditors (or other personnel responsible for the internal audit function) and external auditors regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls in effect.

•	Risk Management—The Committee shall periodically review and assess the Company’s risk management policies that relate to the financial control environment and financial reporting, and discuss with management the Company’s major financial risk exposures and steps being taken to monitor and control such exposures.

•	Auditor Recommendations and Related Matters—The Committee shall discuss with the external auditors the results of the annual audit, including the external auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the external auditors under GAAP and the Sarbanes-Oxley Act. In connection with this discussion, the Committee shall also evaluate the cooperation received by the external auditors during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information. The Committee shall discuss with the outside auditor any problems or difficulties the outside auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any disagreements with management, whether or not those disagreements were resolved to the satisfaction of the outside auditor. The Committee shall obtain from the outside auditor assurances that Section 10A of the Securities and Exchange Act of 1934, as amended, has not been implicated. The Committee shall review and assess important internal auditor (or other personnel responsible for the internal audit function) and external auditor recommendations on financial reporting, controls, other matters and management’s response.

•	Off-Balance Sheet Arrangements; Affiliated Party Transactions—The Committee shall review and discuss with management and the outside auditor: (i) any material off-balance sheet arrangements or other material financial arrangements of the Company that do not appear on the financial statements of the Company, and whether the Company’s annual and interim financial reports contain appropriate disclosure regarding such arrangements; and (ii) any transactions with parties related to or affiliated with the Company which are material in size or involve terms different from those reasonably likely to be negotiated with independent third parties and which transactions are relevant to the understanding of the Company’s financial statements.

•	Changes in Accounting Principles—The Committee shall review and discuss with the external auditors any changes in important accounting principles and the application thereof in both annual and interim financial reports.

•	Required Communications—The Committee shall receive and review all required communications from the external auditors. The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, and the confidential or anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	External Auditor Independence—The Committee shall review and assess, on an annual basis, the independence of the external auditors, including an analysis of all substantial professional non-audit services provided by the external auditors and the effect, if any, on such independence. The Committee shall ensure that:

•	the lead external audit partner that has primary responsibility for the audit, and the external audit partner responsible for reviewing the audit, will be prohibited from performing external audit services for the Company for more than five (5) consecutive years; and

•	an external accounting firm will be prohibited from performing any audit services if the chief executive officer, chief financial officer, chief accounting officer or controller of the Company was employed by that accounting firm and participated in any capacity in the audit of that the Company during the one-year period preceding the date of the initiation of the audit.

•	Proxy Statement Reports—The Committee shall prepare any report, including any recommendation by the Board, required by the rules of the SEC to be included in the Company’s annual proxy statement.

•	External Auditor Performance—The Committee shall review and assess, on an annual basis, the performance of the external auditors and shall have the sole authority to select, retain or terminate the external auditors. The Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the external auditors (or to nominate the external auditor to be proposed for stockholder approval in any proxy statement).

•	Investigations—The Committee, in its discretion, may conduct or authorize investigations into any matters within the scope of its responsibilities.

•	Hiring of Employees or Former Employees of External Auditors—The Committee shall set policies and procedures for the hiring of employees or former employees of the Company’s external auditors.

•	Annual Performance Evaluation—The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

•	Committee Charter—The Committee shall review at least annually, or more frequently if it deems necessary, the Committee Charter and shall recommend any proposed changes for approval by the full Board.

APPENDIX B

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

If a director’s relationship with LeapFrog falls within any of the following categorical standards, the director’s relationship with LeapFrog, in and of itself, will not be deemed material.

1.	The director is affiliated with or employed by a company, partnership or other entity that receives payments from LeapFrog for property or services which, in the current fiscal year, do not exceed the greater of (a) $1 million or (b) 2% of such other company’s consolidated gross revenues; provided, that, solely for purposes of determining “audit committee independence,” a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from LeapFrog in any amount (other than Director’s and committee fees and retainers).

2.	The director is affiliated with or employed by a company, partnership or other entity that is a controlling stockholder of LeapFrog.

3.	The director is an employee, officer or director of a foundation, university or other non-profit organization to which LeapFrog gives directly, or indirectly through the provision of property or services, in the current fiscal year, donations that do not exceed in the aggregate the greater of (a) $1 million or (b) 2% of such other organization’s consolidated gross revenues.

B-1

PROXY

LEAPFROG ENTERPRISES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2005

The undersigned hereby appoints Thomas J. Kalinske and William B. Chiasson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of LEAPFROG ENTERPRISES, INC. that the undersigned may be entitled to vote at the annual meeting of stockholders of the company to be held at LeapFrog Enterprises, Inc.’s headquarters at 6401 Hollis Street, Suite 150, Emeryville, California on Wednesday, June 1, 2005 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on other side)

FOLD AND DETACH HERE

The board of directors recommends a vote FOR the eight nominees for director listed below.

PROPOSAL 1:

To elect eight directors to hold office until the 2006 annual meeting of stockholders or until their successors are elected.

☐ FOR all nominees listed (except as indicated to the contrary below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below:

Nominees:	Steven B. Fink
Paul A. Rioux
Thomas J. Kalinske
Jerome J. Perez
E. Stanton McKee, Jr.
Stanley E. Maron
Ralph R. Smith
Caden Wang

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

The board of directors recommends a vote FOR Proposal 2.

PROPOSAL 2:

To ratify the selection by the Audit Committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog Enterprises, Inc. for its fiscal year ending December 31, 2005.

For ☐	Against ☐	Abstain ☐

Date                 , 2005

Signature(s)

Printed Name(s)

Title

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by an authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.